EXHIBIT 99.1

[FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. LOGO]                         FOR
                                                                    IMMEDIATE
                                                                      RELEASE


1401 Highway 62/65 North                  FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                Larry J. Brandt/President-CEO
Harrison, AR  72602                               Tommy Richardson/EVP-COO
                                                   Sherri Billings/EVP-CFO
                                                              870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
               ANNOUNCES RECORD EARNINGS FOR 2004

Harrison, Arkansas - January 26, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank"), announced today that the Corporation's net income amounted to $2,016,000 or $0.40 basic earnings per share and $0.38 diluted earnings per share during the fourth quarter of 2004 compared to net income of $1,713,000 or $0.33 basic earnings per share and $0.31 diluted earnings per share during the fourth quarter of 2003. Earnings for the twelve months ended December 31, 2004 amounted to $7,805,000 or $1.54 basic earnings per share and $1.45 diluted earnings per share compared to earnings of $7,456,000 or $1.46 basic earnings per share and $1.38 diluted earnings per share for the same period ended December 31, 2003. Book value or stockholders' equity per share, at December 31, 2004, was $14.78.

Larry J. Brandt, President/CEO for the Corporation said, "I am very pleased to report record earnings of $7.8 million and diluted earnings per share of $1.45 for the year ended December 31, 2004. The year 2004 was also a record year for our loan portfolio, with approximately $500 million of originations and net growth in the portfolio of 24%. As part of our ongoing efforts to expand our regional franchise we completed the renovation of our Bentonville regional office during the quarter and received approval for our fifth office in Washington County on Highway 412 in Springdale."

Total assets at December 31, 2004 amounted to $751.7 million, total liabilities were $676.4 million and stockholders' equity totaled $75.3 million or 10.0% of total assets. This compares with total assets of $690.7 million, total liabilities of $615.6 million and stockholders' equity of $75.1 million or 10.9% of total assets at December 31, 2003. At December 31, 2004 compared to December 31, 2003, cash and cash equivalents decreased $40.2 million or 71.5%, investment securities held to maturity decreased $23.7 million or 29.5% and net loans receivable increased $121.5 million or 23.7%. The $60.8 million or 9.9% increase in total liabilities was primarily due to an increase of $8.8 million or 1.5% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas

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advances of $50.2 million or 126.9%. Cash and cash equivalents, funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. Stockholders' equity increased during the year ended December 31, 2004 primarily due to net income in the amount of $7.8 million resulting from continued profitable operations as well as the issuance of 210,918 shares of treasury stock totaling $2.2 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 458,300 shares of treasury stock totaling $9.5 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $2.2 million.

Nonperforming assets, consisting of classified loans and repossessed assets, amounted to $8.5 million or 1.13% of total assets at December 31, 2004, compared to $4.5 million or 0.65% of total assets at December 31, 2003. The increase was primarily due to the classification of a commercial relationship of approximately $3.8 million as substandard. The allowance for loan losses amounted to $1.8 million or .26% of total loans at December 31, 2004 and $1.6 million or 0.29% of total loans at December 31, 2003.

Net interest income, the primary component of net income, increased from $5.8 million and $22.8 million for the three and twelve months ended December 31, 2003, respectively, to $6.4 million and $25.0 million for the comparable periods in 2004. Net interest margin for the three months and twelve months ended December 31, 2004 was 3.73% and 3.75%, respectively, compared to 3.59% and 3.52%, respectively, for the same periods in 2003.

The provision for loan losses increased $286,000 to $357,000 for the three month period ended December 31, 2004 compared to $71,000 for the three month period ended December 31, 2003 and increased $330,000 to $1,020,000 for the twelve month period ended December 31, 2004 compared to $690,000 for the twelve month period ended December 31, 2003. These increases were primarily due to an increase in the size of the loan portfolio and an increase in classified loans.

Noninterest income increased $244,000 or 17.0% to $1.7 million for the three month period ended December 31, 2004 compared to $1.4 million for the three months ended December 31, 2003 and decreased $715,000 or 10.2% to $6.3 million for the twelve month period ended December 31, 2004 compared to $7.0 million for the twelve months ended December 31, 2003. The increase in noninterest income for the three months ended December 31, 2004 compared to the three months ended December 31, 2003 was primarily due to an increase in deposit fee income. The decrease in noninterest income for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003 was primarily due to a decrease in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans. Also contributing to the decrease in noninterest income for the twelve month comparable periods was the appreciation in value recognized in the second quarter of 2003 on the contribution of the office building formerly occupied by the Bank's lending operations. These decreases were partially offset by an increase in deposit fee income in the twelve month periods ended December 31, 2004 compared to the same period in 2003.

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Noninterest expenses increased $62,000 or 1.3% between the 2003 and 2004 three month periods ended December 31 and increased $520,000 or 2.9% between the 2003 and 2004 twelve month periods ended December 31. The increase for the three month period ended December 31, 2004 was primarily due to increases in salaries and employee benefits and expense related to advertising and public relations. The three month period increase was partially offset by a decrease in consulting fees. The increase in the twelve month period ended December 31, 2004 was primarily due to an increase in salaries and employee benefits, net occupancy expense, professional fees, and expenses related to advertising and public relations. The increase for the twelve month period in 2004 was partially offset by a decrease in consulting fees and contributions. The decrease in contributions is a result of the donation of the building discussed above.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. In the fourth quarter, the Bank promoted a new JUMP UP certificate of deposit and FREE OnLine Bill Pay. The Bank, in its 70th year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.




                    Financial Tables Attached
























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                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands of dollars)
                                (Unaudited)


                                                 December 31,    December 31,
ASSETS                                               2004            2003
                                                 ------------    ------------
Cash and cash equivalents                           $16,003         $56,201
Investment securities held to maturity               56,660          80,379
Federal Home Loan Bank stock                          4,876           3,749
Loans receivable, net                               634,217         512,756
Accrued interest receivable                           4,427           4,089
Real estate acquired in settlement of loans, net        563             822
Office properties and equipment, net                 15,295          14,238
Cash surrender value of life insurance               17,897          17,102
Prepaid expenses and other assets                     1,727           1,317
                                                    -------         -------
  TOTAL ASSETS                                     $751,665        $690,653
                                                    =======         =======


LIABILITIES AND STOCKHOLDERS'
EQUITY

LIABILITIES:
Deposits                                           $582,424        $573,580
Federal Home Loan Bank advances                      89,756          39,562
Advance payments by borrowers for
  taxes and insurance                                   757             725
Other liabilities                                     3,427           1,708
                                                    -------         -------
  Total liabilities                                 676,364         615,575

TOTAL STOCKHOLDERS' EQUITY                           75,301          75,078
  TOTAL LIABILITIES AND                             -------         -------
    STOCKHOLDERS' EQUITY                           $751,665        $690,653
                                                    =======         =======


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                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      AND RELATED SELECTED OPERATING DATA
             (In thousands of dollars, except earnings per share)
                                  (Unaudited)

                                  Three Months Ended     Twelve Months Ended
                                       Dec.  31,               Dec. 31,
                                  ------------------     -------------------
                                    2004       2003        2004       2003
                                  ---------  -------     --------  ---------

  Interest income                 $10,194    $ 9,464    $ 39,370   $ 38,745
  Interest expense                  3,779      3,681      14,338     15,986
                                   ------      -----      ------     ------
  Net interest income               6,415      5,783      25,032     22,759
  Provision for loan losses           357         71       1,020        690
                                   ------      -----      ------     ------
  Net interest income after
    provision for loan losses       6,058      5,712      24,012     22,069
  Noninterest income                1,684      1,440       6,274      6,989
  Noninterest expenses              4,751      4,689      18,783     18,263
                                   ------      -----      ------     ------
  Income before income taxes        2,991      2,463      11,503     10,795
  Income tax provision                975        750       3,698      3,339
                                   ------      -----      ------     ------
  Net income                      $ 2,016    $ 1,713    $  7,805   $  7,456
                                   ======      =====      ======     ======





  Earnings Per Share:
    Basic                         $  0.40    $  0.33    $   1.54   $   1.46
                                  ========   ========   =========  =========

    Diluted                       $  0.38    $  0.31    $   1.45   $   1.38
                                  ========   ========   =========  =========

    Cash Dividends Declared       $  0.11    $  0.09    $   0.42   $   0.34
                                  ========   ========   =========  =========


  Selected Operating Data (Quarter Annualized):
  ---------------------------------------------
  Interest rate spread               3.62%      3.48%       3.64%      3.40%
  Net interest margin                3.73%      3.59%       3.75%      3.52%
  Return on average assets           1.10%       .99%       1.09%      1.08%
  Noninterest expenses to
    average assets                   2.58%      2.72%       2.63%      2.64%
  Return on average equity          10.76%      9.16%      10.37%     10.25%



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